Exhibit 3.42

CERTIFICATE OF INCORPORATION
OF
[               ], INC.

The name of the corporation is [     ], Inc. (hereinafter, the “Corporation”).

[The corporation shall not have members.]

[The corporation shall only have members, which are not entitled to vote.]

[The corporation shall have one class of members.]

[The corporation shall have multiple classes of members which classes are designated as follows: [     ].]

The name and address of the Registered Agent are [    ].

Acceptance of the appointment of the Registered Agent

Signature of Agent

The purpose of the Corporation is [     ].

Dated this                     day of               , 20      .

Signature of incorporator	Printed name	Address

Signature of incorporator	Printed name	Address

Signature of incorporator	Printed name	Address

Signature of incorporator	Printed name	Address